Exhibit 99.1

THE BANK OF KENTUCKY DECLARES SEMI ANNUAL

DIVIDEND OF $.28 PER SHARE

CRESTVIEW HILLS, KENTUCKY, February 24, 2011 - The Bank of Kentucky Financial Corporation (NASDAQ: BKYF) announced a semi annual cash dividend of $0.28 per common share payable on March 25, 2011 to shareholders of record as of March 11, 2011. The $0.28 per common share dividend equals the previous dividend that was paid in September of 2010.

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.665 billion, offers banking and related financial services to both individuals and business customers. BKFC operates thirty-one branch locations and forty-seven ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340